EXHIBIT 99

  [BROWN & BROWN LOGO]                                                     News Release

October 23, 2002                                                                    Contact: Cory T. Walker

                                                                                                Chief Financial Officer

                                                                                                (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES ASSET ACQUISITION OF

  CAL-SURANCE ASSOCIATES, INC. AND RELATED INSURANCE OPERATIONS OF CHARTER FINANCIAL SERVICES CORPORATION

(Daytona Beach and Tampa, Florida and Orange, California) . . . J. Hyatt Brown, Chairman, President and CEO of Brown & Brown, Inc. (NYSE:BRO), and Donald E. Martin, Chairman, President and CEO of Charter Financial Services Corporation, the holding company for Cal-Surance Associates, Inc., United Network of Insurance Services, Inc., Sterling Reinsurance Intermediaries, Inc., and Lancer Claims Services, Inc., all headquartered in Orange, California, today announced the signing of a definitive agreement for Brown & Brown, Inc. to acquire the assets of these four companies. The transaction is subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, as well as certain other customary conditions. It is anticipated that the closing will occur on and be effective December 2, 2002 and that the transaction will be accretive to Brown & Brown’s earnings and cash flow per share. The purchase price calculation is believed to be generally consistent with industry standards for purchases of insurance intermediary organizations.

Founded in 1962, Cal-Surance Associates, United Network of Insurance Services, Sterling Reinsurance Intermediaries and Lancer Claims Services generate combined annual revenues of approximately $27 million.  Cal-Surance Associates is ranked as the 53rd largest insurance broker in the nation by Business Insurance magazine, based on year-end 2001 revenues.  Also in 2001, the Independent Insurance Agents of America singled out the Company as the “Top Performing Agency” in its revenue size category. The companies specialize in program insurance business, as well as commercial retail insurance. The operating divisions of the company include professional liability programs, commercial retail and wholesale, affinity marketing (associations), and claims adjusting services. Specialty programs include professional liability for insurance agents, securities broker/dealers, real estate brokers, title agents and home inspectors. The commercial insurance niches include entertainment, resort hotels, Asian business owners, pizza operators, plus others. Lancer Claims Services provide specialty claim administration for insurance companies involved with Cal-Surance product lines. Kenneth Masters, President and CEO of Cal-Surance, and the staff of the four companies will continue to operate from their current location, under their existing names, as freestanding Brown & Brown profit centers.

Hyatt Brown noted that, “Don Martin has been a personal friend for the past 20 years. Cal-Surance is a very impressive and successful insurance organization. We are extremely pleased to have Don, Ken Masters and the Cal-Surance team as part of Brown & Brown.”

Mr. Martin said of the transaction, “Our two organizations share a remarkably similar vision and, as a result, we are quite pleased with the opportunities this potential transaction creates for both our employees and our customers.”

Jim W. Henderson, Executive Vice President of Brown & Brown, Inc., commented, “For forty years these fine organizations have represented the best in commercial insurance services for business people, and individuals alike in California and throughout the United States. This expands our California presence to five locations, giving us offices in Brea, Novato, Oakland, Orange and Thousand Oaks.” Kenneth D. Kirk, Regional Executive Vice President for the Western United States, added, “The combination of our organizations offers increased capacity and service for our clients, as well as increased growth opportunities. It will also enhance existing relationships with key insurance carriers, bring us new revenue opportunities and provide additional distribution partners for our national programs.”

Brown & Brown, Inc. and its subsidiaries provide a broad range of insurance and reinsurance products and services, as well as risk management, employee benefit administration, and managed health care services through offices located across the United States. The company is ranked by Business Insurance magazine as the nation’s sixth largest independent insurance intermediary organization. Our Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; the potential occurrence of a disaster that affects certain areas of the States of Arizona, Florida and/or New York, where significant portions of the Company’s business are concentrated, and the actual costs of resolution of contingent liabilities, and those factors relevant to Brown & Brown’s consummation and integration of the announced acquisition, including any matters analyzed in the due diligence process, material adverse changes in the customers of the company whose operations are being acquired, material adverse changes in the business and financial condition of either or both companies and their respective customers, and substantial delay in the expected closing of the transaction. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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